Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

LaSalle Hotel Properties:

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-104054, Form S-3 No. 333-125057, Form S-3 No. 333-51476, Form S-3 No. 333-44872, Form S-3 No. 333-77371, Form S-3 No. 333-76373, Form S-8 No. 333-125058, Form S-8 No. 333-104056, Form S-8 No. 333-86911 and Form S-8 No. 333-72265) of LaSalle Hotel Properties of our report dated April 25, 2005, with respect to the balance sheets of Westban Hotel Venture as of December 31, 2004 and 2003, and the related statements of operations, partners’ capital and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the Form 8-K of LaSalle Hotel Properties dated August 12, 2005.

/s/  KPMG LLP

Chicago, Illinois

August 16, 2005